EXHIBIT 10.9

THE PHOENIX COMPANIES, INC.
EXCESS BENEFIT PLAN

As amended and restated effective January, 1, 2009

ARTICLE I

PURPOSE AND EFFECTIVE DATE

1.1

Purpose   The Phoenix Companies, Inc. Excess Benefit Plan is maintained solely for the purpose of providing benefits for certain participants in The Phoenix Companies, Inc. Employee Pension Plan in excess of the limitations on contributions and benefits imposed by Code section 415.

1.2

Effective Date   The Phoenix Companies, Inc. Excess Benefit Plan was first effective January 1, 1976, was amended and restated effective as of January 1, 2003, and further amended effective as of April 28, 2005.  This amendment and restatement shall be effective as of January 1, 2009.

ARTICLE II

DEFINITIONS

Unless the context otherwise indicates, words and phrases capitalized and not otherwise defined herein are terms defined in the Pension Plan and have the same meaning ascribed to them under the Pension Plan.

2.1

"Accrued Benefit" means, as of the relevant date, the benefit accrued by a Participant in accordance with the terms of this Plan as defined in the Pension Plan.

2.2

“Beneficiary” means the Beneficiary designated under the Pension Plan, except that the Participant may designate a Beneficiary hereunder by delivering to the Plan Administrator a written designation of Beneficiary specifically made with respect to this Plan on a form approved by the Plan Administrator.  Notwithstanding the foregoing, if the Participant also has an accrued benefit under The Phoenix Companies, Inc. Nonqualified Supplemental Executive Retirement Plan or The Phoenix Companies, Inc. Nonqualified Supplemental Executive Retirement Plan B, then the beneficiary designation under such plan, if any, shall apply to this Plan.

2.3

“Benefit Plans Committee” means the committee, which shall be composed of the Chief Executive Officer, the Chief Financial Officer and the Chief Investment Officer, or any other person(s) designated by the Chief Executive Officer, to administer and manage the Plan and its assets.

2.4

“Code” means the Internal Revenue Code of 1986, as amended.

2.5

“Employer” means Phoenix Life Insurance Company and any affiliated employer that adopts the Plan with the consent of the Benefit Plans Committee.

2.6

“Participant” means an employee of the Employer who is participating in the Pension Plan and whose benefit under the Pension Plan is reduced by reason of the application of Code section 415.

2.7

"Participating Employer" means each corporation that has adopted this Plan with the consent of the Benefit Plans Committee in accordance with Article XI.

2.8

“Pension Plan” means The Phoenix Companies, Inc. Employee Pension Plan, a defined benefit pension plan maintained by the Employer, as it may be amended from time to time.

2.9

“Plan” means The Phoenix Companies, Inc. Excess Benefit Plan, as it may be amended from time to time.

2.10

“Plan Administrator” means the Benefit Plans Committee or the person designated as such by the Benefit Plans Committee.

2.11

“Retirement” means termination of service after having satisfied the age and/or service criteria to retire in accordance with the terms of the Pension Plan.

2.12

“Separation from Service” shall have the meaning set forth and described in the final regulations promulgated under Code section 409A.

ARTICLE III

ELIGIBILITY

To receive a benefit under this Plan, a Participant or his Beneficiary must qualify for a benefit under the Pension Plan, the amount of which is reduced by reason of the application of the limitations set forth in Code section 415.  Employees hired by Phoenix Equity Planning Corporation or Phoenix Investment Counsel, Inc. after June 14, 1995 who were not employed by Phoenix Life Insurance Company or its subsidiaries immediately prior to their date of hire by Phoenix Equity Planning Corporation or Phoenix Investment Counsel, Inc. shall not be eligible to participate in this Plan.

ARTICLE IV

BENEFITS

4.1

Benefits  The benefits under this Plan to which a Participant or the Participant’s Beneficiary shall be entitled, shall be an amount equal to the difference, if any, between (a) and (b) below:

(a)

The benefit to which the Participant would be entitled under the Pension Plan if such benefit were computed without the restrictions or the limitations imposed by Code section 415, as now or hereafter in effect;

less

(b)

The amount of benefit payable under the Pension Plan.

4.2

The amount of benefit so determined shall be subject to such adjustments as the Plan Administrator, from time to time, deems appropriate to reflect changes in the application of the limitations imposed by said Code section 415, which would cause a restriction or limitation of benefits with respect to the computation of benefits under the Pension Plan.

4.3

Benefits accrued under this Plan before March 1, 2003 are subject to cost of living adjustments as described in the Pension Plan.

4.4

To the extent that this Section 4.1 requires the determination of the amount of benefit payable under the Pension Plan, only the benefit payable with respect to Service credited on and after January 1, 1993 shall be taken into account for purposes of calculating the benefit payable under this Plan to a Former Home Life Employee.

4.5

Any benefit payable under the Pension Plan shall be solely in accordance with the terms and provisions thereof, and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Pension Plan.

ARTICLE V

VESTING

No Participant under this Plan shall have a vested (non-forfeitable) interest under this Plan until such Participant’s satisfaction of one of the following conditions:

(a)

the Participant’s attainment of Early Retirement Age under the Pension Plan;

(b)

the Participant’s attainment of Normal Retirement Age under the Pension Plan;

(c)

the Participant’s becoming Disabled, within the meaning given under the Pension Plan; or

(d)

the Participant’s death.

Any Participant who terminates employment with the Employer prior to having satisfied one of the foregoing conditions shall have no right to benefits under this Plan.

ARTICLE VI

DISTRIBUTIONS

6.1

Payments in Accordance with Pension Plan   With respect to any Participant whose benefits under the Pension Plan become payable prior to December 31, 2008, payment of a Participant’s Accrued Benefit shall be made in the same form and manner and at the same time as is applicable or elected under the Pension Plan.

6.2

Default Provisions for Payments After 2008  With respect to any Participant whose benefits under the Pension Plan do not become payable prior to December 31, 2008, unless a Participant otherwise elects in accordance with the procedures set forth in this Article VI, payment of  a Participant’s Accrued Benefit shall commence at the later  of (i) the earlier of (A) the date the Participant satisfies the age and/or service criteria for Retirement under the Pension Plan, or (B) the date of the Participant’s death and (ii) the Participant’s Separation from Service, and shall be made in the form of a single life annuity.

6.3

Elections of Payment Forms  A Participant who is not described in Section 6.1 may elect (i) at any time prior to December  31, 2008 for Participants in this Plan prior to January 1, 2009, (ii)(1) within 30 days of the date that, or (2) by the end of the year in which, the Participant first becomes eligible for any aggregated plans for Employees who become Participants in this Plan after December 31, 2008, or (iii) if the Participant becomes a participant in the Company’s Supplemental Executive Retirement Plan B, pursuant to the elections the Participant made under that plan, to have payment of his or her Accrued Benefit commence at the first day of any month following the Participant’s (x) satisfaction of Retirement criteria, or (y) death, with such benefits to be payable in whichever of the following forms the Participant shall elect:

(a)

Life Annuity   The Participant may elect to receive payment in one of the following actuarially equivalent optional forms of life annuities:  straight life annuity; joint and 50%, 66 2/3%, 75% or 100% survivor annuity, straight life annuity with 10 years certain, and joint and survivor with 10 years certain;  or

(b)

Lump Sum Short-Term Installments   The Participant may elect to receive payment of his or her Accrued Benefit in a three-year certain annuity (that is, in equal annual payments over a period of three calendar years, with the first payment to be made as of commencement date elected by the Participant and the second and third installments payable on the first and second anniversaries of such commencement date).

6.4

Accrued Benefit Distribution Provisions  Notwithstanding any provision in this Plan to the contrary, the commencement date of any benefit that would otherwise have occurred prior to the six month anniversary of the Participant’s Separation from Service shall be postponed until the earlier to occur of (i) such six month anniversary and (ii) the first day of the month following the Participant’s death, and the amount payable to the Participant under the form of payment determined in accordance with this Article VI shall be determined as of such postponed commencement date.

6.5

Change in Form of Life Annuity  If a Participant’s Accrued Benefit is payable in the form of a life annuity described in Section 6.3(a), whether pursuant to Section 6.2 or 6.3, at any time prior to the date the Participant’s Accrued Benefits would commence to be paid hereunder, the Participant may elect on a form approved by the Benefit Plans Committee and received by the Benefit Plans Committee prior to the date of the Participant’s death, to change the form of life annuity under which such Accrued Benefit is payable.

6.6

Mandatory Distributions of Small Accrued Benefits   If the Actuarial Equivalent value of the Participant’s Accrued Benefit under this Plan is equal to $25,000 or less  on his or her Separation from Service, then, notwithstanding anything else contained herein to the contrary, including the Participant’s elections, the Participant will receive a lump sum payment of his or her Accrued Benefit within 90 days after his or her Separation from Service.

6.7

Suspension of Benefits   If a Participant who has incurred a Separation of Service is re-employed or re-hired, any benefits which have commenced to be paid prior to such re-employment or re-hire shall continue to be paid, and any benefits that have not commenced to be paid shall still be paid at the time that they would have been paid, without regard to the change in the Participant’s employment status.

ARTICLE VII

CLAIMS FOR BENEFITS

7.1

Claims Procedure

Claims for benefits under the Plan may be filed with the Plan Administrator on forms supplied by the Plan Administrator.  Written or electronic notice of the disposition of a claim shall be furnished to the claimant within ninety (90) days after the application is filed (or within one hundred eighty (180) days if special circumstances require an extension of time for processing the claim and if written notice of such extension and circumstances are communicated to the claimant within the initial ninety (90)-day period).  In the event the claim is wholly or partially denied, the reasons for the denial shall be specifically set forth in the notice in language calculated to be understood by the claimant, pertinent provisions of the Plan on which the decision is based shall be cited, and, where appropriate, a description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, will be provided.  In addition, the claimant shall be furnished with an explanation of the Plan's claims review procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.  A claimant must request a review of a denied claim in accordance with the procedures described in the following paragraph and exhaust all remedies under the Plan before the claimant is permitted to bring a civil action for benefits.

Any Employee, former Employee, or authorized representative or Beneficiary of either, who has been denied a benefit, in whole or in part, by a decision of the Plan Administrator shall be entitled to request the Plan Administrator to give further consideration to his claim by filing with the Plan Administrator (on a form which may be obtained from the Plan Administrator) a request for review.  Such request, together with a written statement of the reasons why the claimant believes his claim should be allowed, shall be filed with the Plan Administrator no later than sixty (60) days after receipt of the notification provided above.  If such request is so filed, the claimant or his representative may submit written comments, documents, records and other information relating to the claim to the Plan Administrator within sixty (60) days after receipt of the notification provided above.  The claim for review shall be given a full and fair review that takes into account all comments, documents, records and other information submitted that relates to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The Plan Administrator shall provide the claimant or his representative with written or electronic notice of the final decision as to the allowance of the claim within sixty (60) days of receipt of the request for review (or within one hundred twenty (120) days if special circumstances requires an extension of time for processing the request and if written notice of such extension and circumstances is given to the claimant or his representative within the initial sixty (60)-day period).  Such communication shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision, specific references to the pertinent Plan provisions on which the decision is based, a statement of the claimant or his representative’s right to bring a civil action under ERISA section 502(a) and a statement that the claimant or his beneficiary is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claim for benefits.  A document is relevant to the claim for benefits if it was relied upon in making the determination, was submitted, considered or generated in the course of making the determination or demonstrates that benefit determinations are made in accordance with the Plan and that Plan provisions have been applied consistently with respect to similarly situated claimants.

7.2

Full Satisfaction, Release, Special Payment Rules   Any payment to any Participant, or to such Participant’s legal representative or Beneficiary, in accordance with the provisions of this Plan, shall be in full satisfaction of all claims hereunder against the Employer. The Plan Administrator may require such Participant, legal representative, or Beneficiary, as a condition precedent to such payment, to execute a receipt and release therefor in such form as it shall determine.  If the Plan Administrator shall receive evidence satisfactory to the Plan Administrator that any payee under this Plan is a minor, or is legally, physically, or mentally incompetent to receive and to give valid release for any payment due him or her under this Plan, any such payment, or any part thereof, may, unless claim therefor shall have been made to the Plan Administrator by a duly appointed executor, administrator, guardian, committee, or other legal representative of such payee, be paid by the Plan Administrator to such payee’s spouse, child, parent or other blood relative, or to any person, persons or institutions deemed by the Plan Administrator to have incurred expense for or on behalf of such payee, and any payment so made shall, to the extent thereof, be in full settlement of all liability in respect of such payee.  If a dispute arises as to the proper recipient of any payments, the Plan Administrator in its sole discretion may withhold or cause to be withheld such payments until the dispute shall have been determined by a court of competent jurisdiction or shall have been settled by the parties concerned.  Subject to the immediately preceding sentence, if the responsible party/payee does not execute the receipt and release within 60 days of the distribution trigger date, the Accrued Benefit shall be forfeited at the end of the sixtieth day and shall not be eligible for reinstatement.

7.3

If any benefits payable under this Plan to a Participant, or to such Participant’s legal representative or Beneficiary, cannot be paid by reason that such person cannot be located by the later of (i) the last day of the calendar year in which the payment was due and (ii) the 15th day of the third calendar month following the date specified under the Plan after reasonable efforts have been made to locate such person, such benefits shall be forfeited and returned to the Employer.

ARTICLE VIII

AMENDMENT AND TERMINATION

8.1

Amendment   The Benefit Plans Committee shall have the right to amend this Plan at any time and from time to time, including a retroactive amendment, by resolution adopted by it at a meeting duly called or by unanimous written consent in accordance with the Employer’s Articles of Incorporation, Bylaws and applicable law.  Any such amendment shall become effective upon the date stated therein, and shall be binding on all Participants and Beneficiaries, except as otherwise provided in such amendment; provided, however that, except with respect to an amendment described in Article X, no amendment (i) shall result in or cause an acceleration of payments or benefits under the Plan or (ii) shall, without the express written consent of such Participant, reduce or otherwise adversely affect the Participant Accrued Benefit as of the date of such amendment.

8.2

Termination of the Plan

The Employer has established this Plan with the bona fide intention and expectation that from year to year it will deem it advisable to continue it in effect.  However, the Employer, in its sole discretion, reserves the right to terminate the Plan in its entirety at any time without the consent of any Participant; provided, however, that no such termination shall (i) result in or cause an acceleration of payments or benefits under this Plan, unless the termination satisfies the Code section 409A safe harbor summarized in the last sentence of this Section 8.2, or (ii) without the express written consent of such Participant, reduce or otherwise adversely affect the Participant’s Accrued Benefit as of the date of such termination.  Any such termination shall be accomplished by resolution of the Benefit Plans Committee adopted at a meeting duly called or by unanimous written consent in accordance with the Employer’s Articles of Incorporation, Bylaws and applicable law.  Payments under this Plan may be accelerated upon plan termination only if:

(i)

the Employer is terminating an entire category of aggregated plans, that is, all other plans of a similar type (i.e., that are required to be aggregated with the terminating Plan under the Code section 409A final regulations);

(ii)

all payments to the Participants as a result of the Plan termination are not made until at least twelve (12) months after action taken to terminate the Plan is taken, that is, all payments must be made between 13 and 24 months after the date such action is taken; and

(iii)

 no similar successor plan can be established within three (3) years following the date the action to terminate the Plan was taken.

ARTICLE IX

SOURCE OF BENEFIT PAYMENTS

No special or separate fund shall be established by the Employer and no segregation of assets shall be made to assure the payment of benefits under the Plan. No Participant shall have any right, title, or interest whatsoever in any specific asset of the Employer.  Nothing contained in this Plan and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Employer and a Participant or any other person.  To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Employer.

ARTICLE X

CODE SECTION 409A MISCELLANEOUS PROVISIONS

10.1

Interpretation Consistent with Code Section 409A   The intent is that payments and benefits under this Plan comply with Code section 409A and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith.  If any provision of this Plan would cause the Participant to incur any additional tax or interest under Code section 409A, the Benefit Plans Committee, to the extent feasible, shall reform such provision to try to comply with Code section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code section 409A.  To the extent that any provision hereof is modified to comply with Code section 409A, such modification shall be made in good faith and shall, to the extent reasonably possible, maintain the original intent of the applicable provision of this Plan without violating the provisions of Code section 409A.

ARTICLE XI

GENERAL

11.1

Benefits Non-Alienable   To the extent permitted by law, the right of any Participant or Beneficiary to any benefit or payment hereunder shall not be subject in any manner to attachment or other legal process, and no such benefit or payment shall be subject to anticipation, alienation, sale, transfer, assignment, or encumbrance.

11.2

Plan Administration   The Plan shall be operated and administered by the Plan Administrator or its duly authorized representative.  The Plan Administrator shall have sole discretionary authority to determine all questions arising under the Plan, to interpret the provisions of the Plan and to construe all of its terms, to adopt, amend and rescind rules and regulations for the administration of the Plan to make all determinations in connection with the

Plan as may be necessary or advisable.  All such actions of the Plan Administrator shall be conclusive and binding on all persons.

11.3

Governing Law   This Plan shall be governed by and construed in accordance with the laws of the State of Connecticut other than and without reference to any provisions of such laws regarding choice of laws or conflict of laws, to the extent such laws are not pre-empted by the Employee Retirement Income Security Act of 1974, as amended.

11.4

No Right to Continued Employment   The establishment of this Plan shall not be construed as giving to any Participant, employee or any person whomsoever, any legal, equitable or other rights against the Employer, or its officers, directors, agents or shareholders, or as giving to any Participant or Beneficiary any interest in the assets or business of the Employer or giving any employee the right to be retained in the employment of the Employer.  All employees and Participants shall be subject to discharge to the same extent they would have been if this Plan had never been adopted.

11.5

Tax Withholding   The Employer may withhold from a payment any federal, state or local taxes required by law to be withheld with respect to such payments and such sums as the Employer may reasonably estimate are necessary to cover taxes for which the Employer may be liable and which may be assessed with regard to such payment.

11.6

Severability   The illegality of any particular provision of this document shall not affect the other provisions and the document shall be construed in all respects as if such invalid provision were omitted.

ARTICLE XII

PARTICIPATING EMPLOYERS

12.1

Adoption of Plan by Other Employers  With the consent of the Benefit Plans Committee, any other corporation may adopt the Plan and all of the provisions hereof and participate herein as a Participating Employer by a properly executed document evidencing said intent and will of such Participating Employer.

12.2

Requirements of Participating Employers

(a)

Benefits payable under the Plan to employees of the Participating Employer are funded through the Participating Employer’s general assets. The Participating Employer agrees to pay and assumes all liability with respect to all benefits payable under the Plan to past, present and future employees of the Participating Employer, their spouses and other dependents and beneficiaries in accordance with the terms of the Plan. Notwithstanding the foregoing, Phoenix Life Insurance Company and not Phoenix Equity Planning Corporation nor Phoenix Investment Counsel, Inc. shall pay and assume liability for benefits payable under the Plan to

Employees of Phoenix Equity Planning Corporation and Phoenix Investment Counsel, Inc. with respect to service completed before January 1, 1996.

(b)

The Plan Administrator shall keep separate books and records concerning the contributions and benefits payable under the Plan with respect to the Participating Employer and the employees of the Participating Employer.

(c)

The Participating Employer shall pay to Phoenix Life Insurance Company  its proportionate share of any administrative expenses of the Plan which are to be paid by the Employer.

12.3

Designation of Agent   Each Participating Employer shall be deemed to have designated irrevocably the Benefit Plans Committee and the Plan Administrator as its agents.

12.4

Delegation of Power to Amend   Each Participating Employer hereby delegates to the Employer the right at any time to amend the Plan in accordance with the terms of the Plan, provided that any such amendment could not affect the Participating Employer’s share of the cost of the Plan.  If an amendment could affect the Participating Employer’s share of the cost of the Plan, then such amendment shall not be effective with respect to the Participating Employer until approved by the Participating Employer.

12.5

Withdrawal of a Participating Employer  Subject to Section 8.2, a Participating Employer may terminate its participation in the Plan by giving the Benefit Plans Committee prior written notice specifying a termination date which shall be the last day of a month at least 30 days subsequent to the date such notice is delivered to the Benefit Plans Committee, unless such withdrawal is not permitted under the law wherein such notice of withdrawal will not be honored or the Benefit Plans Committee shall have waived its right to such notice.  The Benefit Plans Committee may terminate a Participating Employer’s participation in the Plan as of any termination date by giving the Participating Employer prior written notice specifying a termination date which shall be the last day of a month at least 30 days subsequent to the date such notice is delivered to the Participating Employer, unless the Participating Employer shall have waived its right to such notice.  Notwithstanding the foregoing provisions of this Section 12.5, in no event shall the withdrawal by, or the termination of the participation of, any such Participating Employer result in an acceleration of the timing of distributions under this Plan, unless (and solely to the extent) permitted under Code section 409A or the regulations and interpretations thereunder.

12.6

Plan Administrator’s Authority   The Plan Administrator shall have all of the duties and responsibilities authorized by the Plan and shall have the authority to make any and all rules, regulations and decisions necessary or appropriate to effectuate the terms of this Plan, which shall be binding upon each Participating Employer and all Participants.

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